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                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No.13 to the Registration Statement on Form S-6 ("the Registration Statement") of our report dated February 6, 2004, relating to the financial statements of New York Life Insurance and Annuity Corporation, and of our report dated February 18, 2004, relating to the financial statements of New York Life Insurance and Annuity Corporation Variable Universal Life Separate Account-I,which appear in such Statement of Additional Information. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
-----------------------------
PricewaterhouseCoopers LLP

New York, New York
April 8, 2004